Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	David Ross ScottishPower (Investors) + 44-141-566-4853
- or -
Colin McSeveny ScottishPower (Media) + 44-141-636-4515
- or -
Brian Rafferty Taylor Rafferty + 1-212-889-4350

COURT RECOMMENDS DISMISSAL OF KLAMATH TRIBES LITIGATION

GLASGOW, 18 April 2005 – On April 14th, ScottishPower’s US regulated energy business, PacifiCorp, received a magistrate judge’s opinion, agreeing with PacifiCorp’s request for summary judgement, recommending that the $1 billion lawsuit filed against it by the Klamath Tribes be dismissed as untimely.

The lawsuit, filed in May 2004, had requested damages related to the alleged destruction and interference with federal treaty fishing rights due to PacifiCorp’s construction and operation of hydroelectric dams on the Klamath River. Parties to the litigation have the right to appeal the decision. PacifiCorp continues to work with the Klamath Tribes and other interest groups on the Klamath River Basin hydroelectric relicensing process.

ScottishPower’s ordinary shares trade on the London Stock Exchange. ScottishPower’s ADS, equivalent to four ordinary shares, trades on the New York Stock Exchange under the symbol SPI. Prices may be accessed on Bloomberg under the symbols SPI and SPW LN, on the Reuter Equities 2000 Service under SPI.N and SPW.L and on Quotron under SPWU.EU.

# # #